EXHIBIT 8.1
The following is a list of all of the Company’s subsidiaries, their jurisdiction of incorporation and the names under which they do business, if different from their name.

Any other name under which they do
Company	Jurisdiction	business
BHL Networks Technology Co Ltd (“BHLHK”)	Hong Kong	N/A

Jingle Technology Co Ltd (“Jingle”)	BVI	N/A

BHL Networks Technology Co Ltd (“BHLNet”)	Cayman Islands	N/A

Beijing BHL Networks Technology Co Ltd (“BBHL”)	China	N/A

China Green Industry Group Limited (“Green Industry”)	BVI	N/A

China Green Holdings Limited (“Green Holdings”)	BVI	N/A

Sinofield Group Limited (“Sinofield”)	BVI	N/A

Southwick International Limited (“Southwick”)	BVI	N/A

Trenda International Limited (“Trenda”)	BVI	N/A

Shenzhen Innoessen Biotech Inc. (“Shenzhen Innoessen”)	China	N/A

China Merchants Zhangzhou Development Zone Trendar Solar Tech Ltd. (“Zhangzhou Trendar Tech”)	China	N/A

China Merchants Zhangzhou Development Zone Trenda Solar Ltd (“Zhangzhou Trenda”)	China	N/A

China Green Investment Group Limited (“Green Investment”)	BVI	N/A

Faster Assets Limited (“Faster Assets”)	BVI	N/A

China Merchants Zhangzhou Development Zone Broad Shine Solar Technology Limited (“Broad Shine”)	China	N/A